Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 582,011 shares of common stock of Swift Energy Company under the Swift Energy Company 2016 Equity Incentive Plan of our reports dated March 4, 2016, with respect to the consolidated financial statements of Swift Energy Company and its subsidiaries, and the effectiveness of internal control over financial reporting of Swift Energy Company and its subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

Houston, Texas
April 26, 2016